EXHIBIT 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement by and between The Provident Bank, a state-chartered savings bank organized and existing under the laws of the Commonwealth of Massachusetts (the “Bank”) and David P. Mansfield, an individual (the “Executive”), is effective as of January 1, 2019.

WITNESSETH:

 WHEREAS, the parties entered into an Employment Agreement as of January 1, 2015;

WHEREAS, pursuant to Section 15.11 of the Employment Agreement, the Employment Agreement may be amended or modified by a written instrument signed by the parties;

NOW, THEREFORE, the parties hereby amend the Employment Agreement effective as of the date first written above as follows:

1. Section 7.1 is hereby amended to delete the first sentence thereof and replace it with the following language:

“The Executive shall be entitled to terminate his employment hereunder for Good Reason (as defined in Section 7.4 of this Agreement) upon at least thirty (30) days prior written notice given to the Board of Directors within a reasonable period of time (not to exceed ninety (90) days) after the event giving rise to the right to elect terminate employment for Good Reason and, provided, the Bank shall have thirty (30) days to cure the condition giving rise to the right of the Executive to terminate employment (although the Bank may elect to waive the thirty (30) day period) for Good Reason.”

2. Section 9.2 is amended by deleting the current language in its entirety and replacing it with the following:

“9.2 Payment of Remaining Salary Obligation.  If the termination of employment occurs other than at or following a Change in Control, a severance benefit equal to (i) the Executive’s annual base salary (calculated without regard to any payments that may have been made at the 60% Rate, as defined in Section 11.1 of this Agreement) and (ii) his Average Bonus, that would have been paid through the Expiration Date; provided, however, that if the Executive’s termination of employment occurs with more than 24 months remaining on the term of the Agreement or in connection with or following a Change in Control, the severance benefit shall equal  three times the sum of (i) the Executive’s annual base salary (calculated without regard to any payments that may have been made at the 60% Rate, as defined in Section 11.1 of this Agreement) and (ii) his Average Bonus. This payment shall be made in twelve equal monthly installments beginning as of the date of termination of employment, provided further that in the event of termination of employment within two (2) years following a Change in Control, this payment shall be made in a lump sum at the time of the termination.

IN WITNESS WHEREOF, this First Amendment to Employment Agreement has been executed as a sealed instrument by the Bank, by its duly authorized officer, and by the Executive, effective as of the day and year first above written.

ATTEST: /s/ Kimberly J. Scholtz	THE PROVIDENT BANK By: /s/ Frank G. Cousins, Jr. Title: Lead Director Date: December 20, 2018

[Seal] WITNESS /s/ Kimberly J. Scholtz	EXECUTIVE /s/ David P. Mansfield David P. Mansfield Date: December 20, 2018